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                                  Exhibit 23.2



























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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               ---------------------------------------------------







The Board of Directors
Peekskill Financial Corporation

We consent to the incorporation by reference in the registration statement on Form S-8, filed by Peekskill Financial Corporation for the Peekskill Financial Corporation 1996 Stock Option and Incentive Plan, of our report dated July 23, 1997 relating to the consolidated balance sheets of Peekskill Financial Corporation and subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 annual report on Form 10-K of Peekskill Financial Corporation.




KPMG PEAT MARWICK LLP


Stamford, Connecticut
December 5, 1997